Exhibits 5.1 and 23.3

São Paulo, March 28, 2017

Banco Santander (Brasil) S.A.

Avenida Presidente Juscelino Kubitschek, 2.041 and 2,235 (Bloco A)

04543-011, São Paulo, SP, Brazil

Ladies and Gentlemen,

1.          We have acted as special Brazilian counsel to Banco Santander (Brasil) S.A (the “Company”) a sociedade por ações incorporated under the laws of the Federative Republic of Brazil (“Brazil”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed on the date hereof by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and the sale by Qatar Holding LLC of American depositary shares (the “ADSs”), each representing the right to receive one unit (a “Unit”), each composed of one common share, no par value, and one preferred share, no par value, of the Company.

2.          We have not undertaken any investigation of the laws of any jurisdiction outside of Brazil and this opinion is given solely in respect of Brazilian law as effective on the date hereof, and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

3.          In giving this opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents we have examined, the conformity with the originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

4.          We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company.

5.          Based on the above assumptions and subject to the qualifications set out below, we are of the opinion that the common shares and the preferred shares underlying the Units and the Units underlying the ADSs evidenced by the American Depositary Receipts, have been duly and validly authorized and issued and are fully paid and non-assessable.

6.          We consent to (i) the filing of this opinion as an exhibit to the Registration Statement on Form F-3, and (ii) the use of the name of our firm in the Registration Statement on Form F-3, under the caption “Validity of Securities.” In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

7.          This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein, as specified above, of any developments or circumstances of any kind, including any change of law or fact that may occur after the date of this letter, even if any such development, circumstance or change may affect our legal analysis, legal conclusions, or any other matters set forth in or relating to this letter.

8.          We express no opinion as to any agreement, instruments or other documents other than as specified in this letter.

9.          This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

10.         This opinion will be governed by and construed in accordance with the laws of Brazil as in effect on the date hereof.

Very truly yours,

/s/ Pinheiro Neto Advogados
By	Pinheiro Neto Advogados

- 2 -